Exhibit 99.2

FOR IMMEDIATE RELEASE	For more information:
April 4, 2014	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES PROPERTY ACQUISITION:

OAKESDALE COMMERCE CENTER IN RENTON, WA

DENVER, CO — April 4, 2014 — Industrial Property Trust Inc. (“IPT”), announced today that it has acquired the Oakesdale Commerce Center, a 43,000 square foot distribution facility located in Renton, Washington, a key submarket of the Seattle / Tacoma industrial market. The purchase price was approximately $4.0 million, and the property is currently 100% leased to two customers.

“The acquisition of Oakesdale Commerce Center marks our second acquisition in the Seattle / Tacoma market,” said Dwight Merriman, Chief Executive Officer of IPT. “This market is appealing to us due to its high barriers to entry. The property has close proximity to the Port of Seattle, the Port of Tacoma, the Seattle-Tacoma International Airport as well as interstate and regional highway transportation infrastructure.”

As a West Coast port market, the Seattle / Tacoma area has historically been a desirable industrial target market location, with a fast growing population, attractive industry base and significant geographic and physical barriers to entry. The market has strong railway, highway and airport infrastructure, and Tacoma’s deep-water port provides global shippers with an attractive alternative to Southern California’s ports.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and / or access to major distribution hubs. IPT intends to qualify as a real estate investment trust for federal income tax purposes but has not yet made the election.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended or supplemented by IPT’s other filings with the Securities and Exchange Commission (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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